Exhibit 10.1

LANCER CORPORATION

MANAGEMENT SEVERANCE AGREEMENT

THIS AGREEMENT is made and entered into as of September 15, 2004, by and between Lancer Corporation, a Texas corporation (“Lancer”), and Christopher D. Hughes (“Executive”);

WHEREAS, Lancer recognizes Executive’s expertise in connection with Executive’s employment by Lancer;

WHEREAS, Lancer desires to provide for a severance payment in the event Executive’s employment is terminated by Lancer without Cause or by Executive for Good Reason.

NOW, THEREFORE, in consideration of the following promises, mutual agreements and covenants and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.             Definition of Terms.

“Cause” shall mean any of the following:

(A) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, which shall include independently verified substance abuse involving drugs or alcohol as specified in the Lancer Drug and Alcohol Policy; or

(B) action or inaction, which in the reasonable judgment of a majority of the Board of Directors of Lancer, constitutes willful dishonesty, larceny, fraud or gross negligence by Executive in the performance of Executive’s duties to Lancer, or willful misrepresentation to shareholders, directors or officers of Lancer; or

(C) willful failure, after 10 business days notice, to materially follow the written policies of Lancer.

“Change of Control” shall after the date hereof mean any of the following:

(A) the sale of all or substantially all of the assets of Lancer and its subsidiaries; or

(B) the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933 (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 40 percent or more of either (a) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of Lancer entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a

Change of Control:

(i) any acquisition of voting securities directly from Lancer, or

(ii) any acquisition of voting securities by Lancer, or

(iii) any acquisition of voting securities by any employee benefit plan (or related trust) sponsored or maintained by Lancer or by any corporation controlled by Lancer, or

(iv) any acquisition of voting securities by any corporation pursuant to a reorganization, merger or consolidation which does not substantially change the proportional ownership in the outstanding Lancer common stock and outstanding Lancer voting securities prior to the reorganization.

“Effective Annual Salary” means the Executive’s annual base salary (excluding any bonus paid or accrued, and any other payment made or accrued for Executive’s services) for the current calendar year at the time of the resignation, termination or Change of Control.

“Good Reason” means either of the following:

(A) notice in writing is given to Executive of Executive’s relocation, without Executive’s consent, to a place of business outside the San Antonio, Texas area, or

(B) a substantial diminution of Executive’s base salary compensation from the amount in effect on the date hereof.

“Term” means the earliest of the following to occur:

(A) five years from the date of this Agreement; or

(B) three years after a Change of Control.

2.             Severance Payments. In the event that, any time during the Term, Executive terminates his employment hereunder for Good Reason or Executive’s employment is terminated hereunder without Cause, Lancer shall make payment to Executive (or in the case of his death, the legal representative of Executive’s estate or such other person or persons as Executive shall have designated by written notice to Lancer) equal to the Executive’s Effective Annual Salary for a period of eighteen (18) months from the date of termination (with the first and last month to be prorated if necessary) and Lancer shall also make payment to Executive, on a pro rata basis, any bonus earned and declared by Lancer for the calendar year covering the time of the termination. The bonus pro-rata computation shall be calculated to be the product of (1) a fraction, the numerator of which is equal to the number of days worked by Executive during the year in which Executive’s employment was terminated and the denominator of which is equal to 365, and (2) the total annual bonus which would have been applicable to Executive pursuant to the bonus plan which was effective at the time of the employment termination. Additionally, any performance based computations under the effective bonus plan shall be pro-rated, if possible, on a similar pro-rata basis. The payments made pursuant to this Agreement shall be made, at Lancer’s option, either (A) in a lump sum or (B) in a manner which is substantially similar to the manner in which Executive was paid during his employment as an Executive, or otherwise complies with Lancer’s current payment procedures for Executives.

3.             Release of Claims.  Executive agrees that acceptance of the severance payment defined herein, shall fully and forever RELEASE, AQUIT, and DISCHARGE the Lancer, its affiliates, and all of such entities’ officers, directors, shareholders, partners, agents, servants, employees, independent contractors, attorneys, insurance companies and the successors and assigns of each from any and all damages, claims, demands, causes of action, actions, rights, lawsuits, grievances, complaints, arbitrations, charges, allegations, petitions, appeals, pleas, challenges, hearings, trials, judgments and executions of any and every kind or description whatsoever, in law and/or in equity, which he ever had, claims to have had, or may now have, whether known or unknown, vested, contingent, executory or otherwise, which relate, directly or indirectly to (1) Executive’s employment with Lancer or its affiliates, (2) claims Executive may have to employment and/or reinstatement in the future with Lancer or its affiliates; (3) claims for wrongful discharge, negligence, civil theft, quantum meruit, breach of contract, tortuous interference with contract, breach of any covenants of good faith and fair dealing, emotional distress, loss of credit, promissory estoppel, loss or interference with any type of third-party relationship, violation of any federal or state constitutional rights, assault, battery, invasion of privacy, defamation, libel, slander, fraud or misrepresentation and any personal (physical, mental or emotional) and property damages, losses and/or injuries, (4) claims of retaliation and/or discrimination under any and all federal, state, county, and municipal statutes, laws, regulations, rules and ordinances, including, but not limited to: filing a worker’s compensation claim, race, religion, national origin, sex, color, creed, sexual preference, whistleblower, handicap, disability and/or age; (5) claims for and/or related to wages, salary, stock options, compensation, commissions, bonuses, expenses, benefits, reimbursements, holidays, vacations, insurance benefits and/or coverage (including COBRA, health, medical, life, disability, social security, and/or unemployment compensation); (6) claims that the parties being released have acted improperly, illegally, unconscionably, or unethically in any manner whatsoever at any time prior to the execution of this Release; provided, however, that nothing contained in this Section 3, or anywhere else in this Agreement shall release Lancer or its affiliates from any obligations, nor shall Executive give up any rights under (a) any equity grant agreement (such as a stock option) held by Executive at the time this release becomes effective, (b) any liability insurance policies which cover Executive, or (c) any indemnification agreement or provisions under which Executive is a party or is covered. Further, Executive hereby agrees that Lancer shall not be obligated to make the severance payments described herein unless Executive agrees to execute a final release of claims, fairly restating the provisions contained in this Section 3 after Executive’s employment is terminated, if Lancer should so require such execution, in its sole discretion.

4.             Covenant Not to Compete. As an inducement for Lancer to enter into this Agreement and for good and valuable consideration, including but not limited to access to confidential and proprietary information and trade secrets provided to Executive by Lancer, the receipt and sufficiency of which is hereby acknowledged, Executive agrees as follows: during the period commencing on the date hereof and ending two (2) years from the date of termination of Executive’s employment, Executive shall not,

(A) be employed by or render any services to any person, firm or corporation engaged in any business which is directly in competition with Lancer in the design, engineering, manufacturing and/or marketing of fountain soft drink, beer, milk, and citrus beverage dispensing systems or frozen beverage dispensing systems (“Competitive Business”); or

(B) engage in any Competitive Business for his or its own account; or

(C) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; or

(D) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Lancer while Executive was employed by Lancer; or

(E) solicit, interfere with, or endeavor to entice away from Lancer, for the benefit of a Competitive Business, any of its customers or other persons with whom Lancer has a contractual relationship;

provided, however, that this Section 4 shall be effective if and only if the Executive’s termination (whether for Good Reason, not for Good Reason, for Good Cause or not for Good Cause) occurs during the Term.

Notwithstanding the foregoing, this provision shall not preclude Executive from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business.

5.             Amendment; Waiver; Assignment.  This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties.  Any such modification, amendment or waiver on the part of Lancer shall have been previously approved by the Board.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of any provision of this Agreement. This Agreement shall be binding upon any successor to Lancer, by merger or otherwise. Lancer may assign this Agreement to any of its affiliates. Executive may not assign the Agreement.

6.             Withholding.  Payments to Executive of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and similar deductions. Additionally, if Executive owes any moneys to

Lancer on the Severance Date, Executive’s signature below constitutes Executive’s written consent to deduct from any Severance Pay amounts that Executive owes Lancer.

7.             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS.

8.             Supersedes Previous Agreements.  This Agreement supersedes all previously executed employment agreements, prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof except that the Lancer Corporation Employee Agreement (Coverage Inventions, Discoveries, Copyrightable Material and Confidential Matter), Lancer Policies and Procedures, and Lancer Code of Business Conduct shall remain in full force and effect.  All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

9.             Voluntary Agreement.  Executive understands the significance and consequences of this Agreement and acknowledges that Lancer has not coerced Executive’s acceptance thereof, and has signed this Agreement only after full reflection and analysis.  Executive expressly confirms that the Agreement is to be given full force and effect according to all of its terms. Executive was advised to seek legal counsel prior to signing the Agreement.

10.          Confidentiality.  Executive agrees that the following matters are and shall remain strictly confidential and he will not, during the employment relationship and for a period of five (5) years after the employment relationship terminates, except as may be required by law, subpoena, court order or other legal process or as described below, broadcast, publicize, disclose or disseminate or cause, knowingly permit or authorize the broadcasting, publication, disclosure or dissemination to any person, firm, organization, or entity of any and every type, public or private, for any reason, at any time, without the prior written consent of Lancer, any of the following information: (1) any financial, proprietary or personnel related information of any of the Lancer entities, (2) any strategic or management decisions made by any of the Lancer entities, (3) the existence or outcome of any investigation regarding the activities of any shareholder, partner, officer, director, employee, agent or servant conducted by the management or board of directors of any of the Lancer entities, (4) the existence, or outcome of, any governmental, professional or business entity investigation of the activities of any shareholder, partner, officer, director, employee, agent or servant of any of the Lancer entities, (5) any fact or information obtained by Executive because of or by virtue of his employment with Lancer. Notwithstanding anything to the contrary contained in this Section 10, Executive shall not be prohibited from disclosing any information (a) in furtherance of Executive’s employment with Lancer when Executive believes in good faith that such disclosure is in the best interest of Lancer and/or its affiliates, (b) which may be required pursuant to agreement with Lancer or its affiliates and any third party, or (c) which becomes generally available to the public other than as a result of a disclosure by Executive.

11.          Non-Disparagement.  Executive shall refrain, both during the employment relationship and for a period of five (5) years after the employment relationship terminates, from publishing any oral or written statements, to any person or entity (other than, during the employment relationship, to Lancer or any of its affiliates, or any of such entities’ officers, employees, agents, or representatives) that damage or disparage the reputation of any of Lancer or its affiliates, or any of such entities’ officers, employees, agents or representatives.

12.          Legal Remedy.  Executive acknowledges that money damages may not be a sufficient remedy for any violation of the prohibitions set forth in Sections 10 and 11 of this Agreement. Therefore, Lancer shall be entitled to specific performance and injunctive relief, without bond, as remedies for any breach or threatened breach of those prohibitions. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

13. Severability.  Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held by a court of competent jurisdiction to contain limitations as to time, geographical area or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of Lancer or its affiliates, the court shall reform the covenants to the extent necessary to cause the limitations contained in the covenants as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of Lancer or its affiliates and enforce the covenants as reformed.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of Lancer and by Executive in Executive’s individual capacity as of the date first written above.

Lancer:	LANCER CORPORATION

	By:	/s/ STONEWALL J. FISHER, III
	Name:	Stonewall J. Fisher
	Title:	Vice President - Legal Affairs

Executive:	/s/ CHRISTOPHER D. HUGHES
Christopher D. Hughes